UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2008 (February 25, 2008)

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, Hancock Fabrics, Inc. (the "Company") engaged Mr. Robert Driskell, 33, to serve as the Company's Senior Vice President and Chief Financial Officer.  Also on February 25, 2008, Mr. Jeff Nerland resigned from his position as the Interim Chief Financial Officer of the Company.  Mr. Nerland, who originally assumed the role as Chief Financial Officer only on an interim basis, welcomes Mr. Driskell to the Company and has relinquished his role in that capacity to Mr. Driskell as his permanent replacement.  Mr. Nerland will continue with the Company as an Executive Vice President.

Mr. Driskell has over ten years of financial management and leadership experience, most recently serving as Chief Financial Officer of Reeves Williams, LLC, a large privately held construction firm based in Memphis, Tennessee, from January 2005.  Prior to that, he held multiple positions in the public accounting arena, including assignments with several specialty retailers, culminating with the position of audit manager with KPMG, LLP from November 2003 until December 2004.  Mr. Driskell received his Bachelor of Science in Accounting from Florida State University, obtained his Masters of Business Administration from the Warrington College of Business at the University of Florida, and is a member of the American Institute of Certified Public Accountants.

Mr. Driskell will be paid a base salary of $190,000, and is eligible to participate in the Company's Annual Cash Bonus Plan, which provides a minimum bonus of 20% of base salary, a target bonus of 40% of base salary and a maximum bonus of 50% of base salary if corporate and personal performance goals are achieved.  Mr. Driskell has also been granted 25,000 restricted shares of the Company's common stock, which will vest 20% annually, beginning on the date of grant, and an option to purchase 25,000 shares of the Company's common stock, which option will vest 25% each year.  Mr. Driskell will be eligible to participate in the Company's 2008 Long Term Restricted Stock Plan, which provides for an annual retention grant of 5,000 shares and additional performance based awards, and will be entitled to such other employee benefits as are generally accorded to employees and officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By:  /s/ Larry D. Fair
Name:  Larry D. Fair
Title:    Vice President, Finance (Principal
 Financial and Accounting Officer

Date: February 26, 2008